Exhibit 99.3

SBA Announces Exercise of Overallotment Option

for Additional $50 Million of Its 1.875% Convertible Senior Notes

BOCA RATON, Fla., May 14, 2008. SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) today announced that the initial purchasers of $500 million of its 1.875% Convertible Senior Notes due 2013 have elected to exercise their overallotment option to purchase an additional $50 million principal amount of such notes. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

With the over-allotment option, gross proceeds from the offering will total $550 million. The sale of all $550 million of notes is expected to close on May 16, 2008 and is subject to standard closing conditions.

SBA estimates that the net proceeds from the $550 million offering will be approximately $536.8 million after deducting estimated discounts, commissions and expenses. As previously disclosed, SBA expects to use a portion of the net proceeds from the offering to repurchase, contemporaneously with the closing of the sale of the notes, 3.47 million shares of its Class A common stock, or approximately $120.0 million, based on the closing stock price of $34.55 on May 12, 2008. In addition, SBA expects to use approximately $81.5 million of the net proceeds from the note offering plus proceeds from the warrant transactions to fund the cost of the convertible note hedge transactions that SBA entered into contemporaneously with the pricing of the notes and the exercise of the overallotment option. The remaining net proceeds will be used to repay $20 million of outstanding debt under the senior secured revolving credit facility, to repay approximately $200 million to be drawn under the senior secured revolving credit facility to fund the acquisition costs in connection with SBA’s recently announced TowerCo transaction, to finance the future acquisition of complementary businesses, the future acquisition or construction of towers and the purchase or extension of leases of land underneath its towers, to fund additional stock repurchases and/or for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of SBA Class A common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

For additional information about SBA, please contact Pam Kline, Vice President of Capital Markets, at (561) 226-9232.

This press release includes forward-looking statements regarding SBA’s intention to issue the notes and its intended use of the proceeds. These forward-looking statements may be affected by risks and uncertainties in the Company’s business, market conditions and other factors. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 28, 2008. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including the risk that the offering of the notes cannot be successfully completed. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.